NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:       Frank C. Marchisello, Jr.
                  (336) 834-6834

                    TANGER REPORTS FIRST QUARTER 2004 RESULTS 35.2% Increase in Total FFO, 7.7% Increase in FFO Per Share

Greensboro, NC, April 27, 2004, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income available to common shareholders for the first quarter of 2004 was $1.0 million, or $0.08 per share, as compared to net income available to common shareholders of $1.7 million, or $0.19 per share for the first quarter of 2003. As expected, comparative net income amounts were impacted by the allocation of income to Tanger's consolidated joint venture partner in 2004 as required under the Company's current accounting policies. For the three months ended March 31, 2004, funds from operations ("FFO"), a widely accepted measure of REIT performance, was $13.9 million, or $0.84 per share, as compared to FFO of $10.3 million, or $0.78 per share, for the three months ended March 31, 2003, representing a 35.2% increase in total FFO and a 7.7% per share increase. Net income and FFO per share amounts above are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            First Quarter Highlights

o Generated $13.2 million in net proceeds in conjunction with the exercise of the underwriters' over-allotment option relating to the December 2003 common share offering

o    200  leases   signed,   totaling   886,640  square  feet  with  respect  to
     re-tenanting and renewal activity, including 42.2% of the square footage scheduled to expire during 2004

o $306 per square foot in reported same-space tenant sales for the rolling twelve months ended March 31, 2004

o 79,000 square feet of expansion space underway and scheduled to open in third quarter of 2004

o    94% period-end portfolio occupancy rate

o 40.5% debt-to-total market capitalization ratio, 3.26 times interest coverage ratio

o Increased the common share dividend from $0.615 to $0.625 per share, $2.50 per share annualized, representing 11th consecutive year of increased dividends

o General and administrative expenses as a percentage of total revenues decreased from 8.5% to 6.9%

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

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "Our first quarter results were encouraging. Percentage rentals and specialty leasing income exceeded our first quarter forecast. Same space tenants' sales were up significantly over last year. Our leasing spreads during the quarter continued to grow for both new leases and renewals. The integration of the Charter Oak portfolio into our systems is virtually complete. This should be a busy and productive year for our company."

                           Portfolio Operating Results

During the first quarter of 2004, Tanger executed 200 leases, totaling 886,640 square feet. Lease renewals during the first quarter accounted for 755,832 square feet, generated a 7.9% increase in average base rental rates on a cash basis and represented 42.2% of the 1,790,000 square feet originally scheduled to expire during 2004. Base rental increases on re-tenanted space during the first quarter averaged 8.3% on a cash basis and accounted for the remaining 130,808 square feet. Additionally, the average initial base rent on a cash basis for new stores opened during the first quarter of 2004 was $17.26, representing an increase of $.83 or 5.1% above the average base rent for stores closed during the first quarter of 2004.

Reported same-space sales per square foot for the rolling twelve months ended March 31, 2004 were $306 per square foot. This represents a 4.2% increase compared to $294 per square foot for the rolling twelve months ended March 31, 2003. For the first quarter of 2004, same-space sales increased by 6.1%, as compared to the same period in 2003. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.

                              Investment Activities

Tanger is currently underway with constructing a 79,000 square foot third phase at its center located on Highway 17 North in Myrtle Beach, SC. This center, which was developed and is managed and leased by the Company, is owned through a joint venture of which the Company owns a 50% interest. The estimated cost of the expansion is $9.7 million, and the company currently expects to complete the expansion with stores commencing operations during the summer of 2004. The capital investment by Tanger for the third phase is approximately $1.7 million with an expected return on our investment in excess of 20%. Leases have been executed with Banana Republic, GAP, Calvin Klein, Ann Taylor, Puma, Guess and Jones, NY. Upon completion of the expansion, the Company's two Myrtle Beach centers will total approximately 830,000 square feet.

Tanger has also started the early development and leasing of a site located at Exit 41 on Interstate 79 south of Pittsburgh, Pennsylvania and a site located in Deer Park, New York on Commack Road about 5 miles south of Exit 52 on the Long Island Expressway. The Company currently expects the Pittsburgh site to be 420,000 square feet at total build out with the initial phase scheduled for delivery in late 2005 or early 2006 and the Deer Park site to be 790,000 square feet at total build out with the initial phase scheduled for delivery in late 2006 or early 2007.

                 Financing Activities and Balance Sheet Summary

In December 2003, Tanger raised approximately $88.0 million in net equity proceeds through the sale of 2.3 million newly issued common shares. The Company utilized the proceeds, together with other available funds, to fund its portion of the equity required to acquire the Charter Oak Portfolio of nine outlet centers. On January 6, 2004, an additional 345,000 shares were issued in conjunction with the exercise of the underwriters' over-allotment option,


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

resulting in approximately $13.2 million in additional net proceeds which were used to pay down amounts outstanding on Tanger's floating rate unsecured lines of credit.

As of March 31, 2004, Tanger had a total market capitalization of approximately $1.3 billion, with $509.2 million of debt outstanding (excluding a debt premium of $11.2 million), equating to a 40.5% debt-to-total market capitalization ratio. This represents a 68.8% increase in total market capitalization since March 31, 2003. As of March 31, 2004, $450.9 million, or 88.5% of Tanger's total debt, was at fixed interest rates and the Company had $4.8 million outstanding with $95.2 million available on its lines of credit. During the first quarter Tanger reduced its total debt outstanding by $19.9 million and continued to improve its interest coverage ratio, which was 3.26 times for the first quarter of 2004, as compared to 2.46 times interest coverage in the same period last year.

On April 8, 2004, Moody's Investors Service affirmed Tanger's Ba1 senior unsecured debt rating, and concurrently changed the Company's rating outlook to positive, from stable. According to Moody's, this rating outlook change reflects "Tanger's ability to increase the size and market leadership of its outlet center portfolio, and reduce single-asset concentration, while demonstrating consistent improvement in its coverage ratios and applying prudent balance sheet management."

                           2004 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the Company's development, acquisition and disposition strategy, Tanger currently believes its net income available to common shareholders for 2004 will be between $0.62 and $0.70 per share and its FFO for 2004 will be between $3.68 and $3.76 per share, representing an increase in FFO over the prior year of approximately 7% to 9%. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2004
                                                           Low Range  High Range

Estimated diluted FFO per share                              $ 3.68     $ 3.76

Minority interest, depreciation and amortization uniquely
   significant to real estate including minority interest
   share and our share of joint ventures                      (3.06)     (3.06)

Estimated diluted net income available to
   common shareholders per share                             $ 0.62     $ 0.70

Tanger currently believes it will earn 14% of its annual 2004 net income and 23% of its FFO per share in the second quarter, 30% of its net income and 26% of its FFO in the third quarter and 44% of its net income and 28% of its FFO in the fourth quarter.

                          First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 28, 2004, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the "Tanger News" section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

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


A telephone replay of the call will be available from April 28, 2004 starting at 12:00 P.M Eastern Time through April 30, 2004, by dialing 1-800-642-1687 (conference ID # 6362865). Additionally, an online archive of the broadcast will also be available through April 30, 2004.

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 40 centers in 23 states coast to coast, totaling approximately 9.3 million square feet of gross leasable area. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2004. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003.


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

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                  Three Months Ended
                                                                                        March 31,
                                                                                  2004             2003
--------------------------------------------------------------------------------------------------------
                                                                                      (unaudited)
REVENUES
  Base rentals (a)                                                             $32,060          $19,285
  Percentage rentals                                                               713              395
  Expense reimbursements                                                        12,147            8,313
  Other income                                                                     859              662
--------------------------------------------------------------------------------------------------------
       Total revenues                                                           45,779           28,655
--------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                            13,710            9,702
  General and administrative                                                     3,159            2,428
  Depreciation and amortization                                                 12,376            7,128
--------------------------------------------------------------------------------------------------------
       Total expenses                                                           29,245           19,258
--------------------------------------------------------------------------------------------------------
Operating income                                                                16,534            9,397
  Interest expense                                                               8,864            6,724
--------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
minority interest and discontinued operations                                    7,670            2,673
Equity in earnings of unconsolidated joint ventures (b)                            165               92
Minority interest
   Consolidated joint venture                                                   (6,593)             ---
   Operating partnership                                                          (230)            (579)
--------------------------------------------------------------------------------------------------------
Income from continuing operations                                                1,012            2,186
Discontinued operations (c)                                                        ---                5
--------------------------------------------------------------------------------------------------------
Net income                                                                       1,012            2,191
Less applicable preferred share dividends                                          ---             (443)
--------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                     $1,012           $1,748
--------------------------------------------------------------------------------------------------------

Basic earnings per common share (c)
Income from continuing operations                                                 $.08             $.19
Net income                                                                        $.08             $.19
--------------------------------------------------------------------------------------------------------

Diluted earnings per common share (c)
Income from continuing operations                                                 $.08             $.19
Net income                                                                        $.08             $.19
--------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                                    $13,893          $10,278
FFO per common share - diluted (c)                                                $.84             $.78
--------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent adjustment and market rent adjustments of $144 and ($57) for the three months ended March 31, 2004 and 2003, respectively.

(b) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.

(c) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for property disposed of during 2003 have been reported above as Discontinued Operations for the 2003 period presented.

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

                                   TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except share data)

                                                                                            March 31,       December 31,
                                                                                               2004             2003
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     (unaudited)
ASSETS
  Rental Property
    Land                                                                                      $118,933         $119,833
    Buildings, improvements and fixtures                                                       965,948          958,720
---------------------------------------------------------------------------------------------------------------------------
                                                                                             1,084,881        1,078,553
    Accumulated depreciation                                                                  (202,454)        (192,698)
---------------------------------------------------------------------------------------------------------------------------
    Rental property, net                                                                       882,427          885,855
  Cash and cash equivalents                                                                     10,781            9,836
  Deferred charges, net                                                                         67,114           68,568
  Other assets                                                                                  19,565           23,178
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                            $979,887         $987,437
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                                   $147,509         $147,509
    Mortgages payable                                                                          368,087          370,160
    Lines of credit                                                                              4,825           22,650
---------------------------------------------------------------------------------------------------------------------------
                                                                                               520,421          540,319
  Construction trade payables                                                                    5,816            4,345
  Accounts payable and accrued expenses                                                         18,507           18,025
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                        544,744          562,689
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interest
  Consolidated joint venture                                                                   220,337          218,148
  Operating partnership                                                                         39,524           39,182
---------------------------------------------------------------------------------------------------------------------------
      Total minority interests                                                                 259,861          257,330
---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Common shares, $.01 par value, 50,000,000 shares authorized, 13,452,203 and
    12,960,643 shares issued and outstanding
    at March 31, 2004 and December 31, 2003                                                        135              130
  Paid in capital                                                                              265,087          250,070
  Distributions in excess of net income                                                        (89,916)         (82,737)
  Accumulated other comprehensive loss                                                             (24)             (45)
---------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                               175,282          167,418
---------------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                                            $979,887         $987,437
---------------------------------------------------------------------------------------------------------------------------

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

         TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      SUPPLEMENTAL INFORMATION
   (In thousands, except per share, state and center information)
                                                                               Three Months Ended
                                                                                    March 31,
                                                                                2004         2003
--------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                                  $1,012       $2,191
  Adjusted for:
    Minority interest in operating partnership                                   230          579
    Minority interest adjustment - consolidated joint venture                     33          ---
    Minority interest, depreciation and amortization
      attributable to discontinued operations                                    ---          200
    Depreciation and amortization uniquely significant to real estate
      - consolidated                                                          12,318        7,054
    Depreciation and amortization uniquely significant to real estate
      - unconsolidated joint ventures                                            300          254
--------------------------------------------------------------------------------------------------
        Funds from operations                                                $13,893      $10,278
--------------------------------------------------------------------------------------------------
        Funds from operations per share - diluted                               $.84         $.78
--------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                        13,337        9,181
  Effect of outstanding share and unit options                                   151          227
--------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    earnings per share computations)                                          13,488        9,408
  Convertible preferred shares (a)                                               ---          723
  Convertible operating partnership units (a)                                  3,033        3,033
--------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    funds from operations per share computations)                             16,521       13,164
--------------------------------------------------------------------------------------------------

OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                                 5,302        5,497
  Partially-owned consolidated                                                 3,273          ---
  Partially-owned unconolidated                                                  324          260
  Managed                                                                        434          457
--------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                                9,333        6,214

Outlet centers in operation -
  Wholly owned                                                                    26           28
  Partially owned - consolidated (b)                                               9          ---
  Partially owned - unconsolidated (c)                                             1            1
  Managed                                                                          4            5
--------------------------------------------------------------------------------------------------
Total outlet centers in operation                                                 40           34

States operated in at end of period (b) (c)                                       23           21
Occupancy percentage at end of period (b) (c)                                    94%          95%

--------------------------------------------------------------------------------------------------
(a)  The convertible  preferred shares and operating partnership units (minority interest in operating  partnership)  are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b)  Includes  the  Charter  Oak  portfolio  which is  operated  by us through a
     one-third   ownership  joint  venture.   However,   these   properties  are
     consolidated for financial reporting under FIN 46.
(c)  Includes Myrtle Beach,  South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
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